EXHIBIT 9.2

                             STOCKHOLDERS AGREEMENT


         This Stockholders Agreement (this "AGREEMENT") dated as of April 2, 2004 is made by and among Energy Spectrum Partners, LP ("ENERGY SPECTRUM"), the Investors Group (as defined in Section 1.1 below), the Directors Group (as defined in Section 1.1 below), and Allis-Chalmers Corporation, a Delaware corporation (the "COMPANY"). Energy Spectrum, the Investors Group, and the Directors Group shall, as long as each such Person or group of Persons owns Stock, be collectively referred to herein as the "STOCKHOLDERS".

                                    RECITALS

         WHEREAS, the Company is currently required, pursuant to the terms of the Certificate of Designation, Preferences and Rights, as amended (the "CERTIFICATE OF DESIGNATION"), of the Series A 10% Cumulative Convertible Preferred Stock ($0.01 par value) of the Company (the "PREFERRED STOCK, SERIES A"), to redeem all except one share of the shares of Preferred Stock, Series A held by Energy Spectrum;

         WHEREAS, the Company and its directors recognize and acknowledge that it is in the best interest of the Company for Energy Spectrum to waive its right to mandatory redemption, and to instead convert its shares of Preferred Stock, Series A into shares of Common Stock pursuant to the conversion terms of the Certificate of Designation;

         WHEREAS, in light of the foregoing Recital, Energy Spectrum has agreed to waive its right to mandatory redemption, and to convert all of its shares of Preferred Stock, Series A into shares of Common Stock (as defined in Section 1.1 below), on the conversion terms set forth in the Certificate of Designation and in the Preferred Stock Conversion Agreement (the "Conversion Agreement"), by and between Energy Spectrum and the Company, dated the date hereof;

         WHEREAS, Energy Spectrum is willing to enter into the Conversion Agreement in reliance upon the Company, the Directors Group and the Investors Group fulfilling their respective obligations under this Agreement;

         WHEREAS, it is a condition of the consummation of the transactions contemplated hereby that A-C will, prior to or concurrently with the execution of this Agreement: (1) obtain a one year extension on the maturity date of certain loan obligations, and (2) enter into a Stock and Warrant Purchase Agreement (the "SWP Agreement") pursuant to which it will issue and sell to the Investor Group 3,100,000 shares of its Common Stock and warrants (the "Warrants") to purchase as additional 4,000,000 shares of Common Stock;

         WHEREAS, the Company and its directors recognize and acknowledge that, in waiving its right to mandatory redemption, Energy Spectrum is waiving a valuable right, both in economic terms and in non-economic terms, and that Energy Spectrum would not agree to waive its mandatory redemption right without assurances that the Company would honor its obligations under this Agreement;

         WHEREAS, the Company and its directors recognize and acknowledge that the directors of the Company have certain fiduciary duties to the common stockholders of the Company; including the duties of loyalty, care and good faith;

         WHEREAS, the Company and its directors recognize and acknowledge that under certain circumstances, the fiduciary duties of the directors of the Company to its stockholders may require the directors to sell or consider the sale of the Company;

         WHEREAS, the parties to this Agreement recognize that Energy Spectrum would not agree to convert its shares of Preferred Stock, Series A pursuant to
Article 3 of this Agreement without assurances that, if no Qualified Public Offering occurs on or before September 30, 2005, Energy Spectrum will have the rights, and the Company will perform its obligations under, Article 4 of this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

   DEFINITIONS; USAGE

   DEFINITIONS. For the purposes of this Agreement, unless the context otherwise requires, capitalized terms used and not otherwise defined in this Agreement shall have the following meanings:

         "AFFILIATE"--as defined in the rules promulgated under the Securities Act.

         "AGREEMENT"--as defined in the first paragraph of this Agreement.

         "ALTERNATIVE INVESTMENT BANK NOTICE"--as defined in Section 4.3(a).

         "AS CONVERTED BASIS" -means after giving effect to the exercise and or conversion of all securities exercisable for or convertible into Common Stock.

         "BOARD"--the board of directors of the Company.

         "CERTIFICATE OF DESIGNATION"--as defined in the Recitals above.

         "COMMON STOCK"--the common stock of the Company, par value $0.15 per share, any stock into which such stock shall have been converted or changed, or any stock resulting from any reclassification of such stock and all other stock of any class or classes (however designated) of the Company, the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.

         "COMPANY"--as defined in the first paragraph of this Agreement.

         "COMPANY RESPONSE"--as defined in Section 4.2(a).

         "CONSENT"--any approval, consent ratification, waiver, or other authorization.

         "CORPORATE TRANSACTION"--either of the following transactions to which the Company is a party:

   a merger, reorganization, consolidation or share exchange in which securities possessing more than 50% of the total combined voting power of the Company's securities outstanding immediately prior thereto are transferred to, or in the event of a share exchange more than 50% of the total combined voting power of the Company's outstanding securities immediately thereafter come to be held by, a Person or Persons different from the Person or Persons holding such voting power immediately prior to such transaction; or

   the sale, transfer or other disposition of all or substantially all of the Company's assets.

         "DIRECTORS GROUP"--each of Munawar H. Hidayatallah, Jens Mortensen and Saeed Sheikh.

         "DIRECTORS GROUP DESIGNEE"--the director the Directors Group has the right to designate for election to the Board pursuant to Section 2.2(c).

         "ENERGY SPECTRUM"--as defined in the first paragraph of this Agreement.

         "ENERGY SPECTRUM DESIGNEES"--the directors Energy Spectrum has the right to designate for election to the Board pursuant to Section 2.2(a).

         "ENERGY SPECTRUM RESPONSE"--as defined in Section 4.2(b).

         "INVESTMENT BANK"--the investment banking firm retained pursuant to
Section 3 hereof.

         "INVESTMENT BANK NOTICE"--as defined in Section 4.1.

         "INVESTORS GROUP"--each of the persons so designated on Exhibit "A."

         "INVESTORS GROUP DESIGNEES"--the directors the Investors Group has the right to designate for election to the Board pursuant to Section 2.2(b).

         "PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "PREFERRED STOCK, SERIES A"--as defined in the Recitals above.

         "QUALIFIED PUBLIC OFFERING"--the closing of an underwritten public offering of Common Stock by means of a registration statement filed by the Company under the Securities Act, which offering: (i) does not exclusively relate to securities under an employee stock option, bonus or other compensation plan; (ii) is at a price of not less than $0.50 per share of Common Stock (such amount to be ratably adjusted to reflect any stock splits, subdivisions, combinations or any other action that would cause an adjustment pursuant to any antidilution provisions); and (iii) yields net proceeds to the Company of not less than $10,000,000 (net of underwriting discounts and other expenses and including proceeds received by the Company upon exercise of any over-allotment option by underwriters).

         "SECURITIES ACT"--the Securities Act of 1933, as amended.

         "STOCK"--means all capital stock of the Company held by a Stockholder.

         "STOCKHOLDER"--Energy Specturm, each Person in the Investors Group, each Person in the Directors Group, and each additional stockholder of the Company who becomes a party to this Agreement by executing a counterpart to this Agreement and delivering it to the Company.

   USAGE. In this Agreement, unless a clear contrary intention appears:

   the singular number includes the plural number and vice versa;

   reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

   reference to any gender includes each other gender or, in the case of an entity, the neuter;

   reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

   reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

     "hereunder", "hereof", "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof;

     "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

     "or" is used in the inclusive sense of "and/or";

   with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and

   references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

   BOARD OF DIRECTORS; VOTING

   BOARD SIZE. At all meetings (and written consents in lieu of meetings) of stockholders of the Company, each Stockholder shall vote all of such Stockholder's Stock and other securities entitled to vote in respect of the election of the directors of the Company and take all other actions as may be necessary to cause the number of directors on the Board to be not less than nine
(9) directors.

   ELECTION OF DIRECTORS. At all meetings (and written actions in lieu of meetings) of stockholders of the Company at which directors are to be elected, each Stockholder shall vote all of such Stockholder's Stock and other securities entitled to vote in respect of the election of the directors of the Company to elect as directors of the Company the Energy Spectrum Designees, Investors Group Designees and Directors Group Designees:

   ENERGY SPECTRUM DESIGNEES. At each of the Company's annual or special meetings of stockholders at which directors are to be elected, Energy Spectrum shall have the right to designate in writing:

   three (3) nominees for election to the Board, so long as Energy Spectrum and/or its Affiliates collectively hold a number of shares of Stock (on an As Converted Basis) greater than 66% of the number of shares of Stock held by them (on an As Converted Basis) at the date hereof, after making ratable adjustments in the event of any stock splits, stock dividends or stock combinations;

   two (2) nominees for election to the Board, so long as Energy Spectrum and/or its Affiliates collectively hold a number of shares of Stock (on an As Converted Basis) greater than 33%, but less than or equal to 66%, of the number of shares of Stock held by them (on an As Converted Basis) at the date hereof, after making ratable adjustments in the event of any stock splits, stock dividends or stock combinations; and

   one (1) nominee for election to the Board, so long as Energy Spectrum and/or its Affiliates collectively hold a number of shares of Stock (on an As Converted Basis) greater than five percent (5%) of the outstanding Common Stock on an As Converted Basis, but less than or equal to 33%, of the number of shares of Stock held by them (on an As Converted Basis) at the date hereof, after making ratable adjustments in the event of any stock splits, stock dividends or stock combinations.

                   This Agreement does not grant Energy Spectrum the right to have more than: three (3) directors on the Board at any time if designating directors pursuant to Section 2.2(a)(i), two (2) directors on the Board at any time if designating directors pursuant to Section 2.2(a)(ii), or one (1) director on the Board at any time if designating directors pursuant to Section 2.2(a)(iii).

   INVESTORS GROUP DESIGNEES. At each of the Company's annual or special meetings of stockholders at which directors are to be elected, the Investors Group shall have the right to designate in writing the following:

     two (2) nominees for election to the Board, so long as the Investors Group and/or Affiliates of any member of the Investors Group collectively hold a number of shares of Stock (on an As Converted Basis) greater than 50%, of the number of shares of Stock held by them (on an As Converted Basis) at the date hereof, after making ratable adjustments in the event of any stock splits, stock dividends or stock combinations; and

     one (1) nominee for election to the Board, so long as the Investors Group and/or Affiliates of any member of the Investors Group collectively hold a number of shares of Stock (on an As Converted Basis) greater than five percent (5%) of the outstanding Common Stock on an As Converted Basis, but less than or equal to 50%, of the number of shares of Stock held by them (on an As Converted Basis) at the date hereof, after making ratable adjustments in the event of any stock splits, stock dividends or stock combinations.

                   This Agreement does not grant the Investors Group the right to have more than: two (2) directors on the Board at any time if designating directors pursuant to Section 2.2(b)(i) or one (1) director on the Board at any time if designating directors pursuant to
          Section 2.2(b)(ii).

     DIRECTORS GROUP DESIGNEE. At each of the Company's annual or special meetings of stockholders at which directors are to be elected, the Directors Group shall have the right to designate in writing one (1) nominee for election to the Board, so long as the Directors Group and/or Affiliates of any member of the Directors Group collectively hold a number of shares of Stock (on an As Converted Basis) greater than five percent (5%) of the outstanding Common Stock on an As Converted Basis.

     REMOVAL. Each Stockholder agrees to vote such Stockholder's Stock (calculated on an As Converted Basis), at all meetings (and written actions in lieu of meetings) of stockholders of the company, for removal of a certain director as directed by the Person or Persons having the right to designate such director pursuant to Section 2.2(a), (b) or (c) above.

     VACANCIES. Each Stockholder agrees to vote such Stockholder's Stock (calculated on an As Converted Basis), at all meetings (and written actions in lieu of meetings) of stockholders of the Company, to fill any vacancy on the Board caused by the resignation, death or removal of any director designated under 2.2(a), (b) or (c) with a nominee selected as provided therein.

     corporate transaction

     NO QUALIFIED PUBLIC OFFERING. If a Qualified Public Offering does not occur on or before September 30, 2005, then at any time on or after October 1, 2005, Energy Spectrum may send notice to the Company that the Energy Spectrum recommends that the Company retain an Investment Bank (the "INVESTMENT BANK NOTICE") to seek and report on candidates interested in entering into a Corporate Transaction, with a view toward maximizing stockholder value.

     INVESTMENT BANK PROCESS.

                  Within 45 days of receipt of the Investment Bank Notice, the Board of Directors shall appoint an investment banking firm to seek and report on candidates interested in entering into a Corporate Transaction, with a view toward maximizing stockholder value. If the Company does not give Energy

Spectrum the Company's response of its selection (the "Company Response") within the 45-day period described in this Section 3.2, Energy Spectrum may elect, in its sole discretion, to give the Company the Alternative Investment Bank Notice as set forth in Section 3.3(a). If Energy Spectrum elects to give the Company the Alternative Investment Bank Notice, the Company shall relinquish its rights under this Section 3.2, and the parties' rights under this Article 3 shall be governed by Section 3.3.

     ALTERNATIVE PROCESS.

          If the Company does not give Energy Spectrum the Company Response within the 45-day period set forth in Section 3.2 above, Energy Spectrum may elect, in its sole discretion and at any time after the expiration of such 45-day period, to give a list of three (3) investment banking firms to the Company (the "ALTERNATIVE INVESTMENT BANK NOTICE"), each of which investment banking firms shall, by virtue of being recommended by Energy Spectrum, be considered an Investment Bank for purposes of this Agreement if eventually retained by the Company pursuant to and for the purposes set forth in this Article 3.

          Within thirty 30 days of its receipt of the Alternative Investment Bank Notice, the Company shall retain one (1) Investment Bank listed in the Alternative Investment Bank Notice.

     3.4 RETENTION. The Investment Bank selected pursuant to this Section 3 shall be engaged to seek and report on candidates interested in entering into a Corporate Transaction, with a view toward maximizing stockholder value.

     GENERAL PROVISIONS
     ------------------

     NOTICES. All notices, Consents, waivers, and other communications required or permitted by this Agreement must be in writing and will be deemed to have been given to a party when:

     Delivered to the appropriate address by hand or by nationally recognized overnight courier service, costs prepaid (with written confirmation of receipt);

     Sent by facsimile or email with confirmation of transmission by the transmitting equipment; or

     Received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or email addresses and marked to the attention of the designated Person (by name or title), or to such other address, facsimile number, email address or Person as a party may designate by notice to the other parties:

        The Company:                       Allis Chalmers Corporation
                                           7660 Woodway, Suite 200
                                           Houston, Texas  77063
        with a copy to:                    Joseph P. Bartlett
                                           Spolin Silverman Cohen & Bartlett LLP
                                           1620 26th Street, Suite 2000 North
                                           Santa Monica, California 90404

        Stockholders:                      The contact information of
                                           each Stockholder is provided
                                           on Exhibit A hereto, which
                                           shall be updated by the
                                           Company whenever a transferee
                                           delivers a counterpart to this
                                           Agreement to the Company.

     RESTRICTIVE LEGEND ON STOCK CERTIFICATES. The Company and each Stockholder agree that all certificates representing all shares of Common Stock of the Company which at any time are subject to the provisions of this Agreement shall have endorsed upon them in boldface type the following legend:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER OBLIGATIONS CONTAINED IN A STOCKHOLDERS AGREEMENT BETWEEN THE CORPORATION AND CERTAIN OF ITS STOCKHOLDERS, A COPY OF WHICH IS ON FILE WITH THE CORPORATION AND WILL BE FURNISHED WITHOUT COST TO THE HOLDER HEREOF UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

     TRANSFEREES. Under no circumstances shall any sale or other transfer of any Stock subject hereto be valid until the proposed transferee thereof shall have executed a counterpart and become a party to this Agreement, and thereby shall have become subject to all of the provisions hereof, unless the requirement is waived by written consent of the parties hereto; provided that this Agreement shall terminate with respect to any shares sold in an offering registered under the Securities Act or in a broker's transaction pursuant to Rule 144 under the Securities Act.

     FURTHER ASSURANCES. Each party hereto agrees to perform any further acts and to execute and deliver any further documents which may be reasonably necessary to carry out the provisions of this Agreement.

     REMEDIES. If a breach of any party to this Agreement occurs, any party may pursue any available remedy by proceeding at law or in equity to enforce the performance of any provision of this Agreement. Except as otherwise provided by law or as otherwise provided in this agreement, a delay or omission by any such party in exercising any right or remedy accruing upon any such breach shall not impair the right or remedy or constitute a waiver of or acquiescence in any such breach. No remedy is exclusive of any other remedy. All available remedies are cumulative.

     SEVERABILITY. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby.

     GOVERNING LAW. This Agreement has been executed in and shall be governed by the laws of the State of Delaware.

     INUREMENT; ASSIGNMENTS. Subject to the restrictions against transfer or assignment as herein contained, the provisions of this Agreement shall inure to the benefit of and shall be binding on the heirs, assigns, successors in interest, personal representatives, estates, heirs, and legatees of each of the parties hereto.

     AMENDMENT. This Agreement may only be amended by the written consent of all then current parties to this Agreement.

     ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein.

     COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which when so executed shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

     REPRESENTATION BY COUNSEL. All of the Stockholders represent that they have consulted, or have had an opportunity to consult, separate counsel in negotiating and executing this Agreement.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective on and after April 2, 2004.


                                            THE COMPANY:
                                            -----------


                                            /S/ MUNAWAR HIDAYATALLAH
                                            ------------------------------------
                                            Munawar Hidyatallah,
                                            Chief Executive Officer



                                            DIRECTORS GROUP
                                            ---------------


                                            /S/ MUNAWAR HIDAYATALLAH
                                            ------------------------------------
                                            Munawar H. Hidayatallah


                                            /S/ JENS H. MORTENSEN
                                            ------------------------------------
                                            Jens H. Mortensen


                                            /S/ SAEED M. SHEIKH
                                            ------------------------------------
                                            Saeed M. Sheikh



                                            INVESTORS GROUP:
                                            ----------------


                                            /S/ LEONARD TOBOROFF
                                            ------------------------------------
                                            Leonard Toboroff

                                            Engel Investors Defined Benefit Plan

                                            /S/ DONALD ENGEL
                                            ------------------------------------
                                            By: ________________________________
                                            Title: _____________________________

                                            RER Corp.
                                            ---------


                                            /S/ ROBERT NEDERLANDER
                                            ------------------------------------
                                            By: ________________________________
                                            Title: _____________________________


                                            /S/ DONALD ENGEL
                                            ------------------------------------
                                            Donald Engel


                                            /S/ CHRISTOPHER ENGEL
                                            ------------------------------------
                                            Christopher Engel



                                            ENERGY SPECTRUM PARTNERS LP
                                            ---------------------------
                                            By: Energy Spectrum Capital LP,
                                                General Partner


                                            By: Energy Spectrum LLC, General
                                                Partner


                                            By:   /S/ THOMAS WHITENER
                                                  ------------------------------
                                            Name: THOMAS WHITENER
                                            Title: _____________________________

                                    EXHIBIT A

                   LIST OF STOCKHOLDERS AND ADDRESS FOR NOTICE


-------------------------------------- -----------------------------------------
             STOCKHOLDER                         ADDRESS FOR NOTICE
-------------------------------------- -----------------------------------------
Energy Spectrum                        5956 Sherry Lane, Suite 900
                                       Dallas, TX  75225
                                       Attention: Thomas Whitener

-------------------------------------- -----------------------------------------
Directors Group

Munawar H. Hidayatallah                7660 Woodway, Suite 200
                                       Houston, Texas 77063


Jens H. Mortensen                      7660 Woodway, Suite 200
                                       Houston, Texas 77063


Saeed M. Sheikh                        1050 17th Street, N.W.
                                       Suite 450
                                       Washington DC 20036
-------------------------------------- -----------------------------------------
Investors Group

RER Corp                               1450 Broadway
                                       20th Floor
                                       New York, NY  10022

Engel Investors Defined Benefit Plan   570 Park Avenue
                                       New York, NY  10021

Donald Engel                           570 Park Avenue
                                       New York, NY  10021

Christopher Engel                      1075 Park Avenue
                                       New York, NY 10128

Leonard Toboroff                       39 N. Moore Street
                                       New York, NY 10013

-------------------------------------- -----------------------------------------